AMENDMENT

to

ASSET PURCHASE AGREEMENT

THIS AMENDMENT to ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of the 1ST day of November, 2018, by and between Veneto Holdings, L.L.C., a Texas limited liability company (the “Seller”), and NuGenerex Distribution Solutions 2, LLC, a Delaware limited liability company (the “Buyer”). The Seller and the Buyer are referred to collectively herein as the “Parties” and each as a “Party.”

RECITALS:

WHEREAS, Seller and NuGenerex Distribution Solutions, LLC (“Original Buyer”) entered into that certain Asset Purchase Agreement dated effective October 3, 2018 (the “APA”), which agreement NuGenerex Distribution Solutions, LLC, assigned, and Buyer assumed, pursuant to that certain Assignment Agreement between them dated effective October 4, 2018; and

WHEREAS, Seller and Buyer desire to make certain amendments to the APA regarding the Second Closing Date, and the terms and conditions of payment of the Purchase Price.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the APA is amended as follows:

1.       Second Closing Date. The Second Closing Date shall be November 1, 2018.

2.       Purchase Price.

(a)       Cancellation of the First Closing Note. That certain Purchase Price Note in the amount of Fifteen Million Dollars ($15,000,000) issued by the Original Buyer to Seller on October 3, 2018, together with all rights and obligations thereunder, is rescinded as of the Second Closing. Thereafter, all references to the “Purchase Price Note” in the APA and in this Amendment shall be construed to refer to the Purchase Price Note defined in revised Section 3.1(b) of the APA, as set forth in Section 2(b) of this Amendment.

(b)       Final Funding. Section 3.1(b) of the APA is deleted in its entirety and replaced with the following provisions:

(b)       Purchase Price Note and Final Funding. At the Second Closing, Buyer shall issue to Seller a secured note (the “Purchase Price Note,” in form and substance satisfactory to Seller, in the original principal amount of Thirty Five Million Dollars ($35,000,000), representing Thirty Million Dollars ($30,000,000) of Purchase Price and Five Million Dollars ($5,000,000) of original issue discount, bearing simple interest at a rate of Twelve Percent Interest (12%) annually on the amount representing the Purchase Price until paid in full, and due and payable in full on or before January 15, 2019 (the “Final Funding Date”). On or before the Final Funding Date, Buyer shall repay to Seller the Thirty Five Million Dollar ($35,000,000) Purchase Price Note plus interest thereon (whereupon Seller will return the Purchase Price Note to Buyer marked as paid in full), together with any other Purchase Price adjustments or other sums due from Buyer to Seller under the APA, in the following manner:

(i)            Nine Million Dollars ($9,000,000) shall be paid into a trust or other fiduciary account acceptable to the Seller at Closing; such trust or fiduciary account shall be used solely for the purpose of investigating, satisfying, defending, maintaining insurance coverage with respect to and otherwise protecting the Seller, the Subsidiaries (including the Excluded Subsidiaries) and their managers, members, officers, employees and other personnel with respect to certain potential contingent liabilities of Seller and its past and present Affiliates during a period of time to be specified in the trust or fiduciary account and thereafter to be paid to Seller according to the terms and conditions directed by Seller. The funds in such account shall not be distributed to the members of the Company, or used for any purposes other than as stated in this paragraph (ii) until the earlier of the following (x) settlement with the Government Agencies with respect to all Members, Managers, and Affiliates, or (y) receipt of written notification or other indication from Government Agencies known to be conducting investigations or inquiries to the effect that such Government Agencies are terminating their investigation or inquiry without the requirement of any penalty or imposition of any liability, or (z) five (5) years from the Second Closing Date.

(ii)           Three Million Dollars ($3,000,000) (the “Escrowed Purchase Price”) to be paid into an escrow account with a third party escrow agent mutually acceptable to the Buyer and the Seller (the “Escrow Agent”) at Closing, which shall be released from escrow as set forth in Section 3.2(a)(i), Section 3.3 and Section 10.5, and more specifically set forth in the escrow agreement agreed upon among the Escrow Agent, the Buyer and the Seller, in substantially the form of Exhibit B hereto (the “Escrow Agreement”); and

(iii)            The balance, to be paid to the Seller in cash by wire transfer of immediately available funds on the Final Funding Date.

(iv)             Veneto shall have access to one-half of the excess Working Capital to be used between the date hereof and the Final Funding Date to pay the debts and obligations of Veneto. Final reconciliation and payment/reimbursement pursuant to the working capital adjustment under the APA shall take place on the Final Funding Date.

3.       Termination of Vendor Services Agreements and Net Profits Agreement. The Vendor Services Agreements and Net Profits Agreement by and between Buyer and Seller are terminated effective at the Second Closing.

4.       Assignment and Assumption of the BBVA Compass Loans. Effective at the Second Closing, Seller hereby assigns, and Buyer hereby assumes, all of Seller’s and Seller’s Excluded Subsidiaries’ rights and obligations under the Term Loan and Revolving Line of Credit with BBVA Compass (the “Loans”) as set forth in this Section 4.

(a)        BBVA Compass Loan Agreement:

That certain April 21, 2017 Loan Agreement among Messorio HealthCare Services, LLC and Molise Health Sciences, LLC, as Borrowers, and Compass Bank, as Lender

(b)       Balances: Seller represents and warrants to Buyer that:

(i)        At close of business on October 31, 2018, the Loan balances were as follows:

Term Loan: $1,560,000

Revolving Line of Credit: $1,852,000

and

(ii)       No further funds were drawn on the Revolving Line of Credit after October 31, 2018.

Seller makes no representations or warranties related to the balances of the Loans except as set forth in this Section 4(b) and disclaims all other representations and warranties.

(c)       Assignment. Seller, on behalf of Seller and its Affiliates and Subsidiaries, hereby TRANSFERS, ASSIGNS, GRANTS AND CONVEYS to Buyer, all of Seller's right, title and interest, in, to and under the Loans. As between Seller, its Affiliates and Subsidiaries on the one hand, and Compass Bank on the other hand, this assignment shall not affect any obligation of Seller, its Affiliates or Subsidiaries as borrowers and/or Guarantors under the Loans.

(d)       Assumption. Buyer hereby accepts the Assignment granted herein and assumes and agrees to make all payments and to perform all other obligations of Seller and Seller’s Affiliates and Subsidiaries as the Borrowers under the Loans, including, but not limited to, full payment of the prior accrued balances set forth in Section 4.(b), above. Buyer may make no further assignment of the Loans, or any part thereof, and any such purported Assignment shall be null and void.

(e)       Seller shall obtain a final payment letter from BBVA Compass upon request from Buyer.

(f)       Buyer warrants to Seller and BBVA Compass that it will perform the obligations set forth in this Section 4. Buyer and Seller agree that BBVA Compass is an intended third party beneficiary of this Section 4.

5.       Debt Repayment. Section 7.6 of the APA is deleted and replaced in its entirety with the following provision:

To the extent Seller or any of the Subsidiaries (other than the Excluded Subsidiaries) have any obligations for borrowed money outstanding on or after the Final Funding Date (excluding obligations related to the BBVA Compass Loans and any Assumed Liability), Seller shall use Proceeds of the Purchase Price to satisfy such debts.

6.       APA Error Correction. The Parties acknowledge that Schedule 2.1(a) to the APA incorrectly identified the Rapport Class B Units as a First Closing Asset. The Parties agree that the Rapport Class B Unites are a Second Closing Asset.

7.       Capitalized Terms. All capitalized terms not otherwise defined in this Amendment shall have the same meaning assigned in the APA.

8.       Entire Agreement. This Amendment is the parties’ entire understanding and agreement regarding the subject matter hereof.

9.       Precedence and Conformity of APA. To the extent any provision of this Amendment conflicts with any provision of the APA (including any schedules or exhibits thereto), the terms of this Amendment shall supersede and control. The Parties agree that all of the terms and conditions of the APA shall be deemed to be amended as necessary to effectuate the purposes and intent of this Amendment, regardless of whether such terms and conditions are specifically addressed in this Amendment.

10.       Counterparts. This Amendment may be executed in counterparts, which, when taken together shall constitute one and the same document. Electronic and facsimile copies of original signatures shall be deemed originals for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Veneto Holdings, L.L.C.

By: _________________________

Name: Kevin Kuykendall

Title: Chief Executive Officer

NuGenerex Distribution Solutions 2, LLC

By: _________________________

Name: Joseph Moscato

Title: Chief Executive Officer

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